For Immediate Release	Exhibit 99.1
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Dennis Craven (Company)	Chris Daly (Media)
Chief Operating Officer	DG Public Relations
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Chatham Lodging Enhances Board with Appointment of Two Trustees

WEST PALM BEACH, Fla., August 10, 2021—Chatham Lodging Trust (NYSE: CLDT), a lodging real estate investment trust (REIT) that invests in upscale, extended-stay hotels and premium-branded, select-service hotels and owns 41 hotels, today announced the appointment of Ethel Isaacs Williams and David J. Grissen to the company's board of trustees, effective immediately. Both Williams and Grissen will serve as independent directors. These new additions will further strengthen the leadership expertise, skillsets and diversity represented on the company’s board of trustees as the company strives to create value for all stakeholders.

Ms. Williams recently served from 2017-2020 as senior vice president at Kaufman Lynn Construction, one of south Florida’s largest construction companies, where her responsibilities included leading public affairs and community engagement efforts. Before joining Kaufman Lynn, from 2010-2017, she served as regional manager, external affairs for Florida Power & Light (FPL) and later director, corporate engagement, diversity and inclusion for NextEra Energy, one of the nation’s leading clean energy companies and parent company of FPL, where her responsibilities included managing local external stakeholder relations and developing corporate strategies and initiatives for employee engagement as well as diversity and inclusion initiatives, respectively.

In 2004, Williams founded the law firm of Isaacs Williams which was focused on real estate, probate, land use and government relations. Prior to 2004, Williams held roles at other law firms, as well as IBM, Wang Laboratories and AT&T Wireless. Williams received her bachelor’s degree in business administration from George Washington University and her Juris Doctor from Nova Southeastern University.

“Ethel is a dynamic and accomplished executive with a proven track record in business, law and community involvement for Fortune 500 companies and entrepreneurial enterprises. She has demonstrated excellence in leadership abilities, business skills and a commitment to diversity and inclusion, as well as sustainable corporate initiatives. We are eager to bring Ethel’s vast corporate experience with respect to stakeholder, environmental, social and governance matters to our Board and know her contributions will make a great impact on Chatham,” said Jeffrey H. Fisher, Chatham’s chief executive officer.

Mr. Grissen joins Chatham’s board after having recently retired as group president following a stellar 35-year career at Marriott International, Inc. He started at Marriott in 1986 and concluded his esteemed career as Group President where his responsibilities included the financial management and leadership of the America’s lodging operations, comprising more than 5,500 hotels and a work force of approximately 160,000 associates. This included oversight of owner and franchise relations, sales and marketing, revenue management, human resources, engineering, rooms operations, food and beverage, retail, spa, golf, information resources and development. In addition to the Americas, Grissen was responsible for Marriott’s Global Operations organization, RitzCarlton and Edition brands.

Prior to his latest position, Mr. Grissen served as group president, the Americans; president, Americas; executive vice president of the eastern region; senior vice president of the mid-atlantic region and senior vice president of finance and business development. Mr. Grissen currently serves on the board for Regis Corporation, a publicly-traded company and the largest hair salon chain in the world where he is a member of the Audit Committee, Technology Committee and chair of the Nominating and Governance Committees. He also serves on the board of Greenwood Racing, a casino, on-line betting and thoroughbred racing company based in Pennsylvania. He holds a bachelor’s degree in business administration from Michigan State University and a master’s degree in finance from Loyola University Chicago.

“As a large Marriott franchisee, I have seen David’s tremendous contributions and leadership firsthand over the past 25 years, and now that he has retired from Marriott, we are thrilled to bring to our board his substantial lodging expertise amassed over three decades,” Fisher commented. “David brings incredible industry and operational perspective, and that experience will be instrumental as we strive to maximize our operating results and grow our investment portfolio to enhance our cash flow and generate meaningful returns to our shareholders.”

About Chatham Lodging Trust

Chatham Lodging Trust is a self-advised, publicly-traded real estate investment trust focused primarily on investing in upscale, extended-stay hotels and premium-branded, select-service hotels. The company owns 41 hotels with 6,169 rooms/suites in 15 states and the District of Columbia. Additional information about Chatham may be found at chathamlodgingtrust.com.

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